EXHIBIT 10.4.1

                      MODIFICATION OF EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into as of this 1st day of January, 1997, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Aubrey S. Rogers, of 3 West Red Fox Trail, Greenville, SC 29615 (the "Executive").

         WHEREAS, the Corporation now employs the Executive pursuant to an Employment Agreement dated as of February 1, 1990 (the "Employment Agreement") and a Change in Control Agreement dated as of November 1, 1995 (the "Change in Control Agreement"); and

         WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive may retire from the employment of the Corporation and be entitled to receive certain benefits;

           NOW, THEREFORE, the parties hereto agree to the following:

1.         Change in Control Agreement.  The Change in Control
Agreement will terminate as of January 31, 1997, unless sooner terminated by your death or disability.

2. Employment Agreement. The Employment Agreement is hereby modified as follows:

           (a) Term. Section 2 of the Employment Agreement is amended in its entirety to read as follows:

                    "2. Term. The term of this Agreement will end on January 31, 1999, unless terminated earlier by the Executive's death."

           (b) Position and Duties. Section 3 of the Employment Agreement is amended in its entirety to read as follows:

                    "3. Position and Duties. Throughout the term hereof, the Executive will have the employment status of an exempt employee. The Executive is relieved as of the date hereof of the obligation to devote his full working time to the performance of duties under his Employment Agreement."

           (c)  Compensation and Benefits.  Section 5 of the
           Employment Agreement is amended in its entirety to read as follows:

                    "5.  Compensation and Benefits.

                             (a) Base Salary. The Corporation will pay to the Executive a base salary at his current annual rate in substantially equal periodic installments on the Corporation's regular pay dates. All applicable taxes and other authorized deductions will be deducted from each paycheck.

                             (b) Bonus Plan. In addition to the base salary, the Executive will be entitled to a bonus equal to 25/12 times the bonus amount paid in 1997 for the calendar year 1996, to be paid on March 1, 1997, and subject to all applicable withholding requirements. This bonus is in lieu of any bonus for which the Executive may have been eligible under the Corporation's 1997, 1998, or 1999 Annual Incentive Plans (or any other bonus plans). The Executive will not be eligible to receive an award under the Long Term Cash Incentive Plan (or any similar plan) applicable to any period of time after December 31, 1996.

                             (c) Benefit Plans. The Corporation will make contributions on the Executive's behalf to the Corporation's various benefit plans and programs (except for long-term disability and business travel accident insurance) in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time and in accordance with the provisions hereof. The Executive will continue to be responsible for all required employee contributions. From and after the date hereof, the Executive will not be eligible to receive any stock option or equity participation right awards.

                             (d) Vacations. The Executive will be entitled to be paid for all vacation accrued as of January 31, 1997, but will no longer accrue vacation from and after January 31, 1997.

                             (e) Perquisites. The Executive will be entitled to outplacement assistance for up to twelve months as determined by Corporation, and will continue to be entitled to all other perquisites to which he is currently entitled (including, without limitation, membership in the Commerce Club, the Institute of Chartered Accountants of Newfoundland, and the Institute of Management Accountants), until January 31, 1999."

           (d) Noncompetition. Section 7 of the Employment Agreement is hereby deleted.

           (e) Severance Pay. Section 8 of the Employment Agreement is amended in its entirety to read as follows:

                    "8. Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from the date hereof through January 31, 1999. This terminal paid leave of absence is in lieu of any severance pay the Executive would otherwise be entitled to. The Executive's entitlement to benefits under the Corporation's health, life insurance, retirement, stock option, and savings (but not long-term disability or business travel accident insurance) plans, policies or arrangements will not, except as otherwise required by law or regulation or provided in this Agreement, be affected by the Executive's leave of absence status and will continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the terminal paid leave of absence."

           (f) Governing Law. Section 11 is hereby amended in its entirety to read as follows:

                    "11. Governing Law. The Employment Agreement and this Modification of Employment Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware."

 (g) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

           3.       Supplemental Retirement Plan.

           (a) Retirement Benefit. The period of the terminal leave of absence is hereby designated as a "leave of absence with the consent of the Participant's employer" which is intended to be counted toward "Years of Service" as defined in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective November 1, 1995 (the "Supplemental Benefit Plan"), and compensation paid during the terminal leave of absence is intended to be included within the definition of "Compensation" in the Supplemental Benefit Plan. This instrument further confirms that if the Executive's Employment Agreement as amended hereunder is terminated at any time by his death, then (1) the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan), or the Executive's estate if there is no surviving Spouse, will be entitled to receive the balance of the compensation payable herein pursuant to Sections 5(a) and(b) of the Employment Agreement as amended hereunder; and (2) the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan) will be entitled to the sixty (60%) percent Spouse's Pre-Retirement Death Benefit as provided in the Supplemental Benefit Plan, determined by reference to the benefit projected to January 31, 1999, at the compensation levels herein provided. The determination of the Corporation's Human Resources and Compensation Committee of the Board of Directors (the "HRCC") of the Executive's eligibility upon retirement at any time after the expiration of the term of this Agreement (as well as his Spouse's eligibility upon his death) to receive benefits from the Supplemental Benefit Plan is hereby confirmed.

           (b) Waiver. The Corporation (as authorized to act on behalf of the HRCC) hereby waives the provisions of Sections 6.01 and 6.02(b) of the Supplemental Benefit Plan.

4. Stock Options. The HRCC has affirmed by their approval of this Modification that the terminal leave of absence will not interrupt or terminate employment for purposes of determining the Executive's continued eligibility to become vested in, and to exercise, options awarded pursuant to the Corporation's 1984, 1988 and 1992 Stock Option and Stock Incentive Plans. Notwithstanding the foregoing, however, in no circumstances shall the original term of any stock option grant be deemed to be extended beyond its original term by the terms of this paragraph.

           Upon the Executive's retirement at the completion of his terminal leave of absence, the Executive, his heirs, executors and administrators will be granted the longest period permissible within which to exercise the rights granted to the Executive pursuant to the Corporation's 1984, 1988 and 1992 Stock Incentive Plans consistent with applicable law, regulation, Corporation policy and practice, and provisions of the relevant plans and awards.

5. Effectiveness Contingent Upon Release. This Modification shall not be effective unless and until the Executive has executed a certain Waiver and Release Agreement (the "Release Agreement") by no later than January 15, 1997, and the applicable seven-day revocation period provided for therein has expired. If the Executive should breach the terms of the Release Agreements in the future, this Modification, the Employment Agreement (except for Sections 6 and 7, which Sections shall continue in full force and effect) and the Change in Control Agreement shall immediately become null and void, and be deemed canceled.

6. Binding Agreement. Except as provided in Section 5 above, this Modification and the Employment Agreement shall inure to the benefit of and be enforceable by the Executive, his heirs, executors, administrators, successors and assigns. This Modification and the Employment Agreement shall be binding upon the Corporation, its successors and assigns.

        IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

        BOWATER INCORPORATED



By  /s/ Richard F. Frisch                         /s/Aubrey S. Rogers
    -------------------------                    --------------------
Name: Richard F. Frisch                          Aubrey S. Rogers
Title: Vice President - Human
       Resources